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Genta Incorporated Announces First Quarter 2006 Financial Results and Corporate Highlights

o	FDA accepts NDA for Genasense® plus chemotherapy in relapsed/refractory CLL. Action targeted by October 28, 2006.
o	EMEA accepts MAA for Genasense plus chemotherapy in advanced melanoma. CHMP opinion anticipated in 4th quarter 2006.
o	Subcutaneous Genasense formulation enters Phase 1 trial: may extend potential utility and increase patient convenience.
o	Genta and Emisphere Technologies agree to develop oral formulation of gallium to target cancer-related bone disease.
o	Balance sheet strengthened by registered direct offering that raises gross proceeds of $40.8 million.

BERKELEY HEIGHTS, NJ – May 9, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced corporate highlights and financial results for the first quarter 2006. “The preceding quarter captured a number of key clinical, regulatory, and development milestones”, commented Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. As of March 31, 2006, Genta had no short-term or long-term debt. The Company had cash, cash equivalents and marketable securities of $47.2 million. Key highlights for the quarter include the following:

Regulatory Filings

Chronic Lymphocytic Leukemia

On December 28, 2005, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of Genasense® (oblimersen sodium) Injection plus fludarabine and cyclophosphamide as treatment for patients with relapsed or refractory chronic lymphocytic leukemia (CLL). On March 1, 2006 the Company announced that the application, which was filed for Accelerated Approval, had been accepted for review by the FDA with a target action date of October 28, 2006. The Company has also submitted to the FDA a Special Protocol Assessment (SPA) for a Phase 4 study of rituximab (Rituxan®; Genentech Idec) and fludarabine with or without Genasense in patients with CLL who had not previously been treated with chemotherapy. A confirmatory trial is required under provisions related to accelerated approval. A summary of safety and efficacy data related to the NDA can be viewed at: http://www.genta.com/Genta/InvestorRelation/2005/press_20051229.html.

Malignant Melanoma

The Company has submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) for the use of Genasense plus dacarbazine as treatment for patients with advanced melanoma. The MAA includes extended followup data from the largest randomized controlled trial that has been conducted in patients with advanced melanoma. In this trial, which was conducted at 139 sites in 9 countries, 771 patients were randomly assigned to receive chemotherapy with dacarbazine alone or in combination with Genasense. On February 1, 2006, the Company received notice from the EMEA that the MAA had been validated for review, which signaled initiation of scientific assessment. On March 16, 2006, Genta was notified by the EMEA that the Company had been designated a Small/Medium Enterprise (SME) under a new program that facilitates drug applications and may enable reduction or deferral of certain fees. A summary of safety and efficacy data related to the MAA can be viewed at: http://www.genta.com/Genta/InvestorRelation/2006/press_20060103.html.

Clinical Program Update

Subcutaneous Genasense: In January 2006, the company initiated a Phase 1 clinical study designed to evaluate a new formulation of Genasense that can be administered by intermittent subcutaneous (SC) injection. The new formulation is five-fold more concentrated than material currently used in clinical trials. Initiation of this study required the filing of a new Investigational New Drug (IND) application and new toxicology studies. The SC development program will evaluate a range of single doses, followed by repeated dosing using both SC and brief intravenous infusions, in order to optimize use for possible future studies. Genasense has demonstrated preclinical synergy with various treatments, such as Tarceva® (erlotinib; OSI Pharmaceuticals), interferon and radiation, that employ multi-day schedules. These new methods may substantially increase patient convenience and expand the utility of Genasense, particularly in front-line and adjuvant settings.

Genasense in Acute Myeloid Leukemia (AML): Under sponsorship of the National Cancer Institute (NCI), a randomized trial of standard chemotherapy with or without Genasense is being conducted by the Cancer and Leukemia Group B (CALGB), the largest oncology cooperative group in the U.S. As of January 2006, more than 350 patients who had not been previously treated with chemotherapy had been accrued to this trial. Genta anticipates that the trial will complete its target accrual of 500 patients before the end of 2006. The Company believes a positive result from this trial may be sufficiently robust to support worldwide regulatory applications in this indication.

Randomized Trials of Genasense in Lung and Prostate cancer: Three randomized trials of Genasense in combination with various types of chemotherapy have completed enrollment, including studies in patients with non-small cell lung cancer, small cell lung cancer, and hormone-refractory prostate cancer. The Company currently projects that data from each of these three trials will become available in the second half of 2006.

Genasense in Other Cancers: To take maximum advantage of the opportunity afforded by an agent that may broadly amplify the effectiveness of cancer therapy, the Company is planning new clinical trials with additional schedules and combinations for Genasense. Genasense is actively being evaluated in combination with a variety of cancer treatments in patients with lymphoma, leukemia, and solid tumors. These trials are being sponsored either directly by the Company or in collaboration with the National Cancer Institute.

Ganite® (Gallium Nitrate Injection)

In March 2006, Genta and Emisphere Technologies, Inc. entered into an exclusive worldwide licensing agreement to develop an oral formulation of a gallium-containing compound. Gallium compounds are bone-targeting agents that are potent inhibitors of bone breakdown and may be broadly useful for diseases associated with accelerated bone loss. Ganite® (gallium nitrate injection), Genta’s first commercialized product, is derived from this class of compounds and is approved in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia who have not responded to hydration. The license is a result of a research collaboration between the two companies that has demonstrated the ability of Emisphere’s eligen® technology to deliver an oral gallium-containing compound in preclinical in vivo models. Details related to this agreement can be accessed at: http://www.genta.com/Genta/InvestorRelation/2006/press_20060323.html

Sales, Marketing, and Manufacturing Operations

In anticipation of the commercial launch of Genasense, the Company has recruited a core team of seasoned managers in Sales and Marketing. The commercial team comprises leaders with extensive experience in commercialization and reimbursement of oncology products.

In order to prepare for pre-approval inspections, teams in Manufacturing, Technical Development, Regulatory Affairs and Quality Assurance have continued to work with the Company’s major contractors that provide the active pharmaceutical ingredient (API) for Genasense and final sterile filling. In the event of regulatory approval, sufficient quantities of previously manufactured Genasense API are on hand to support a worldwide commercial launch.

Financial Information

The Company reported a net loss of $9.9 million or $.08 per share for the first quarter of 2006, compared to net income of $14.0 million or $.15 per share for the first quarter of 2005. Profitability in the prior-year quarter reflects the May 2005 termination of the Collaborative Agreement to commercialize Genasense that had been in place between Genta and sanofi-aventis. As a result of the termination, the income statement for the first quarter of 2006 reflects no license fees or development funding revenue and no research and development reimbursement.

In the first quarter of 2006, total revenues were $0.1 million, generated by sales of Ganite, compared to total revenues of $18.5 million in the first quarter of 2005. In the prior-year quarter, license fees and development funding revenues of $18.4 million were generated by the accelerated recognition of the initial $10.0 million licensing fee and $40.0 million development funding received from sanofi-aventis in 2002 under the Collaborative Agreement. Prior to the sanofi-aventis notice of termination in November 2004, these deferred revenues were being recognized over a period of 115 months. As a result of the notice of termination, the remaining balance of deferred revenues as of November 2004 were recognized over the six-month termination notice period, which ended in May 2005.

First quarter 2006 gross expenses were $10.2 million, compared to $7.9 million in the prior year period. The increase was primarily due to sales, marketing and manufacturing expenses incurred in preparation for a possible commercial launch of Genasense, as well as $0.6 million in stock option-related expense recognized as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” on January 1, 2006.

As of March 31, 2006, Genta had no short-term or long-term debt, and had cash, cash equivalents and marketable securities of $47.2 million, compared to $21.3 million as of December 31, 2005. On March 13, 2006, the Company sold 19.0 million shares of its common stock at a price of $2.15 per share for gross proceeds of $40.8 million, before fees and expenses. After deducting fees and expenses, the Company received net proceeds of $37.7 million. During the first three months of 2006, cash used in operating activities was $11.5 million.

Monthly spending in the preceding quarter was in line with prior guidance of $3 to $4 million. In order to prepare for the potential approval and commercial launch of Genasense, the Company projects that it will be increasing its average cash spending rate in the near-term to approximately $5 million per month.

Conference Call and Webcast

US/Canada call: 877-634-8606; conference code: Genta Incorporated
International call: 706-679-3140; conference code: Genta Incorporated
Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: 800-642-1687 (U.S./Canada) and 706-645-9291 (International); conference ID number is 8620959.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

o	the Company’s financial projections;
o	the Company’s projected cash flow requirements and estimated timing of sufficient cash flow;
o	the Company’s current and future license agreements, collaboration agreements, and other strategic alliances;

o	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
o	the safety and efficacy of the Company’s products;
o	the commencement and completion of clinical trials;
o	the Company’s ability to develop, manufacture and sell its products;
o	the adequacy of the Company’s capital resources and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
o	the adequacy of the Company’s patents and proprietary rights;
o	the impact of litigation that has been brought against the Company and its officers and directors;
o	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s AnnualRreport on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations Tara Spiess/Andrea Romstad TS Communications Group, LLC info@genta.com (908) 286-3980	Media Relations Greg Tiberend Richard Lewis Communications, Inc. (212) 827-0020

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31

	2006	2005

Revenues:
License fees/Development Funding	$-	$18,438
Product sales - net	67	76

Total revenues	67	18,514

Cost of goods sold	16	15

Operating expenses:
Research and development	4,750	3,870
Selling, general and administrative	5,456	3,986

Total operating expenses - gross	10,206	7,856
sanofi-aventis reimbursement	--	(3,252)

Total operating expenses - net	10,206	4,604

Other income	260	130

Net (loss)/income	(9,895)	14,025

Net (loss)/income per basic and diluted share	$(0.08)	$0.15

Shares used in computing basic net (loss)/income per share	118,186	95,358

Shares used in computing diluted net (loss)/income per share	118,186	95,506

Selected Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31 2006	December 31 2005

Cash, cash equivalents and marketable securities	$47,160	$21,282
Working capital	40,497	11,703
Total assets	52,485	27,386
Total stockholders' equity	44,173	15,697